EXHIBIT 5.1

[LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]

April 13, 2004

Prolong International Corporation

6 Thomas

Irvine, California 92618

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (Registration No. 333-112299) filed by Prolong International Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission (as may be amended or supplemented, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of (i) 5,957,918 shares of Common Stock of the Company, $0.001 par value per share (the “Common Stock”) issuable upon exercise of warrants granted under a Securities Purchase Agreement, dated November 24, 2003 (the “Purchase Agreement”), (ii) 595,791 shares of Common Stock issuable upon exercise of warrants issued to placement agents in connection with the Purchase Agreement; and (iii) 4,063,000 shares of Common Stock issuable upon exercise of warrants previously issued (collectively referred to as the “Securities”). The Securities may be sold from time to time for the account of the selling securityholders set forth in the Registration Statement.

We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that the Securities, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth